Alico Special Committee for Troutman Litigation Issues Report which Determines that It is Not in Alico’s Best Interest to Pursue the Derivative Litigation.

LaBelle, Florida. June 3, 2009 -- Alico, Inc., (Nasdaq: ALCO), a leading landholder and land management company located in south Florida announced today that the Special Committee of Independent Directors of Alico’s Board of Directors, which was constituted to investigate the allegations of a shareholder derivative action previously filed by Baxter Troutman, has completed its investigation and determined that it would not be in Alico’s best interest to pursue such litigation.  Accordingly, the Company has filed a motion to dismiss the litigation based upon the findings of the Special Committee of independent directors.   A copy of the report has been filed with the Court, and it and the other pleadings in the case are available from the Clerk of the Circuit in Polk County Florida by reference to the matter of Baxter G. Troutman, Plaintiff, vs. John R. Alexander, John D. Alexander, Defendants, and Alico, Inc. Nominal Defendant, Case No. 08-CA-10178 Circuit Court, 10th Judicial Circuit, Polk County, Florida.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steve Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.